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                                                                   EXHIBIT 13(d)


                            LETTER OF REPRESENTATIONS

                         MUNIYIELD NEW JERSEY FUND, INC.

                                       AND

                        IBJ SCHRODER BANK & TRUST COMPANY

                                                                    July 1, 1992

The Depository Trust Company
55 Water Street
New York, New York 10041

Attention:              General Counsel's Office

                        Re: MuniYield New Jersey Fund, Inc. Issuance of Auction Market Preferred Stock ["AMPS"](R)

Ladies and Gentlemen:

            The purpose of this letter is to set forth certain matters relating to the issuance and sales by MuniYield New Jersey Fund, Inc., a Maryland corporation (the "Issuer"), of 1,200 shares of Auction Market Preferred Stock (the "AMPS"). A description of the AMPS and the related offering are contained in a prospectus, dated June 24, 1992 (the "Prospectus"). IBJ Schroder Bank & Trust Company, in its capacity as Auction Agent (as defined in the Prospectus), will act as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the shares of AMPS. The shares of AMPS are being distributed through The Depository Trust Company ("DTC") by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters").

            To induce DTC to accept the shares of AMPS as eligible for deposit at DTC and to act in accordance with its rules (the "DTC Rules") with respect to the shares of AMPS, the Issuer and the Auction Agent make the following representations to DTC:

            1. Prior to the issuance of the shares of AMPS on July 1, 1992, the Issuer shall cause the Underwriter to deposit with DTC one share certificate representing the AMPS, registered in the name of DTC's nominee, Cede & Co., which will respectively represent the total number of shares of AMPS and said certificate shall remain in DTC's custody.

            2. The Prospectus describes provisions for the solicitation of consents from, and voting by, holders of the shares of AMPS under certain circumstances. The Issuer


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(R) Registered Trademark of Merrill Lynch & Co., Inc.

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                        shall establish a record date or record dates for such
                        purposes and give DTC notice of such record date or dates not less than 15 calendar days in advance of such record date or dates to the extent practicable.

            3. In the event of a full or partial redemption of outstanding shares of AMPS, the Issuer shall give DTC notice of such event not less than 20 days prior to the redemption date.

            4. In the event of a partial redemption of shares of AMPS outstanding, the Issuer shall send to DTC a notice specifying: the number of shares of AMPS to be redeemed and the date such notice is to be mailed to shareholders of the Issuer or published by the Issuer ("Publication Date"). Such notice shall be sent to DTC by a secure means (e.g., legible facsimile transmission, registered or certified mail, overnight express delivery or hand delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than the close of business on the Business Day (as defined in the Prospectus) before the Publication Date. (The Issuer shall have a method to verify subsequently the use of such means and timeliness of the notice.) In the event of a partial redemption, the Publication Date shall not be less than 20 days prior to the redemption date.

            5. The Prospectus indicates that the dividend rate for the shares of AMPS may vary from time to time. Absent other existing arrangements with DTC, the Issuer or the Auction Agent shall give DTC notice of each such change in the dividend rate on the same day the new rate is determined by telephone to the Supervisor of the Dividend Announcement Section at (212) 709-1270 and such notice shall be followed by prompt written confirmation sent by a secure means as described in paragraph 4 above to:

                                    Manager, Announcements, Dividend Department
                                    The Depository Trust Company
                                    7 Hanover Square, 22nd Floor
                                    New York, New York  10004

            6. The Prospectus indicates that each purchaser of shares of AMPS will be required to sign a Purchaser's Letter (as defined in the Prospectus) that contains provisions restricting transfer of the shares of AMPS purchased. The Issuer and the Auction Agent acknowledge that as long as Cede & Co. is the sole record owner of the shares of AMPS, Cede & Co. shall be entitled to all voting rights applicable to the shares of AMPS and to receive the full amount of all dividends, Additional Dividends, liquidation proceeds and redemption proceeds payable with respect to the shares of AMPS. The Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant (defined in the DTC Rules to mean, generally, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations for whom DTC, directly or indirectly, holds securities) having shares of AMPS credited to its DTC account as entitled to the full benefits of ownership of such shares even if the credits of shares of AMPS to the DTC account of such DTC Participant result from transfers or failures to transfer in



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                        violation of the provisions of the Purchaser's Letter.
                        Without limiting the generality of the preceding sentence, the Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant having shares of AMPS credited to its account as entitled to receive dividends, distributions and voting rights, if any, in respect of such shares and, subject to Section 13 hereof, to receive certificates evidencing such shares of AMPS if such certificates are to be issued in accordance with the Issuer's Charter (as defined in the Prospectus). (The treatment by DTC of the effects of the crediting by it of shares of AMPS to the accounts of DTC Participants described in the preceding two sentences shall not affect the rights of the Issuer, participants in Auctions (as defined in the Prospectus) relating to the shares of AMPS, purchasers, sellers or holders of shares of AMPS against any DTC Participant.) DTC shall have no responsibility to ascertain that any transfer of shares of AMPS is made in accordance with the provisions of the Purchaser's Letter.

            7. The Prospectus indicates that in the event the Issuer retroactively allocates any net capital gains or other taxable income to shares of AMPS without having given advance notice thereof to the Auction Agent as described in the Prospectus solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the outstanding shares of AMPS or the liquidation of the Issuer (the amount of such allocation referred to herein as a "Retroactive Taxable Allocation"), the Issuer will, within 90 days (and generally within 60 days) after the end of the Issuer's fiscal year for which a Retroactive Taxable Allocation is made, provide notice thereof to the Auction Agent and to each holder of shares of such series (initially Cede & Co. as nominee of DTC) during such fiscal year at such holder's address as the same appears or last appeared on the stock books of the Issuer. The Issuer will, within 30 days after such notice is given to the Auction Agent, pay to the Auction Agent (who will then distribute to such holders of such shares of AMPS), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend (as defined in the Prospectus) with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

            8. The issuer will notify DTC, at least 10 business days prior to the payment date for any Additional Dividends, of (i) the record date for holders of shares of AMPS entitled to receive Additional Dividends, (ii) the amount of Additional Dividends payable on a per share basis to such holders and (iii) the CUSIP number set forth on the share certificate representing such shares of AMPS.

            9. The Prospectus indicates that in the event a Response (as defined in the Prospectus) indicates that it is advisable that the Issuer give a Notice of Special Dividend Period (as defined in the Prospectus) for the AMPS, the Issuer may by no later than the second day prior to such Auction Date give a Notice of Special Dividend (as defined in the Prospectus) to the Auction Agent, DTC and each Broker-Dealer, which notice will specify (i) the duration of the Special Dividend Period,
                        (ii) the Optional Redemption Price as specified in the Related Response and (iii) the specific Redemption Provisions, if any, as specified in the related



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                        response. The Issuer is required to give telephonic and
                        written notice (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and DTC on or prior to the Business Day prior to the relevant Auction Date under the circumstances specified in the Prospectus.

            10. All notices and payment advices sent to DTC shall contain the CUSIP number set forth on the share certificate representing the AMPS.

            11. Notices to DTC by facsimile transmission shall be sent to (212) 709-1093 or (212) 709-1094. The Issuer or
                        Auction Agent shall call (212) 709-6884 to confirm such receipt of notice. Except as provided in paragraph 5 hereof, notices to DTC by any other means shall be sent to:

                                    Manager, Reorganization Department
                                    Reorganization Window
                                    The Depository Trust Company
                                    7 Hanover Square, 23rd Floor
                                    New York, New York  10004

            12. Dividend payments shall be received by Cede & Co., as nominee of DTC, or its registered assigns in same-day funds on each payment date or the equivalent as agreed between the Issuer or the Auction Agent and DTC ("Fed-Funds"). Such payment shall be made payable to the order of "Cede & Co." Absent any other agreement between the Issuer or the Auction Agent and DTC such payments shall be addressed as follows:

                                    Manager, Cash Receipts, Dividends
                                    The Depository Trust Company
                                    7 Hanover Square, 24th Floor
                                    New York, New York  10004

            13. Redemption payments shall be made in Federal Funds in the manner set forth in the SDFS Paying Agent Operating Procedures, a copy of which has previously been provided to the Auction Agent.

            14. DTC may direct the Issuer or the Auction Agent to use any other telephone number for facsimile transmission, address, or department of DTC as the number, address or department to which payments of dividends, redemption proceeds or notices may be sent.

            15. In the event of a redemption necessitating a reduction in the number of shares of AMPS outstanding, DTC in its discretion may (a) request the Issuer to execute and deliver a new share certificate representing the remaining outstanding shares of AMPS or (b) may make appropriate notations on the certificate indicating the date and amounts of such reductions. In the case of redemption of all of the shares, DTC will surrender the Certificate to the Auction Agent for cancellation if required.



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            16.         In the event the Issuer determines that beneficial
                        owners of the shares of AMPS (generally, the Existing Holders as defined in the Issuer's Charter) shall be able to obtain a certificate representing such shares of AMPS (as provided for in the Issuer's Charter), the Issuer or the Auction Agent shall notify DTC of the availability of a share certificate representing such shares of AMPS, as the case may be, and shall issue, transfer and exchange such certificate as required by DTC and others in appropriate amounts.

            17. DTC may determine to discontinue providing its services as securities depository with respect to the shares of AMPS at any time by giving reasonable notice to the Issuer or the Auction Agent (at which time DTC will confirm with the Auction Agent the aggregate amount of the respective shares of AMPS outstanding). Under such circumstances the Issuer or the Auction Agent will cooperate with DTC in taking appropriate action to provide for a substitute or successor securities depository or to make available one or more separate certificates evidencing the shares of AMPS, to any DTC Participant having such shares credited to its DTC account.

            18. The Issuer hereby authorizes DTC to provide to the Auction Agent position listings of its DTC Participants with respect to the shares of AMPS from time to time at the request of the Auction Agent and at DTC's customary fee, and also authorizes DTC, in the event of a partial redemption of shares of AMPS, to provide, and DTC hereby agrees to provide the Auction Agent, upon request, with the names of those DTC Participants whose positions in such shares of AMPS have been selected for redemption by DTC. DTC agrees to use its best efforts to notify the Auction Agent of those DTC Participants whose positions in the shares of AMPS have been selected for redemption by DTC. The Issuer authorizes the Auction Agent to provide DTC with such signatures, exemplars of signatures and authorizations to act as may be deemed necessary by DTC to permit DTC to discharge its obligations to its DTC Participants and appropriate regulatory authorities.

                        This authorization, unless revoked by the Issuer, shall continue with respect to the shares of AMPS while any such shares are on deposit at DTC, until and unless the Auction Agent shall no longer be acting. In such event, the Issuer shall provide DTC with similar evidence of the authorization of any successor thereto so to act.

            19. Nothing herein shall be deemed to require the Auction Agent to advance funds on behalf of the Issuer.

                                       Very truly yours,

                                       MUNIYIELD NEW JERSEY FUND, INC.
                                            as Issuer



                                       By:
                                          -----------------------------------
                                          Title: Treasurer


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                                       IBJ SCHRODER BANK & TRUST COMPANY
                                              as Auction Agent


                                       By:
                                          -----------------------------------
                                          Title: Assistant Vice President



Received and Accepted:

THE DEPOSITORY TRUST COMPANY


By:
   -----------------------------------
   Title:  General Counsel


cc:  Merrill Lynch & Co.
     Merrill Lynch, Pierce, Fenner & Smith
                Incorporated



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